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                                                                     EXHIBIT 4.3

BANCO CENTRAL DE CHILE
(CENTRAL BANK OF CHILE)


Amendment to the Covenant Chapter XXVI of Title I of the former Compendium of Regulations for International Exchange

                                     BETWEEN

                        DISTRIBUCION Y SERVICIO D&S S.A.

                                       AND

                             J. P. MORGAN CHASE BANK

                                       AND

                             BANCO CENTRAL DE CHILE



In Santiago, Chile, on the _______ of __________ in the year two thousand and four and______, before me _________________________, Public Notary of the
___________ whose office address is ___________________________ Street of this commune, appear Mr. ESTEBAN MAXIMILIANO JADRESIC MARINOVIC , Chilean, married, Industrial Civil Engineer, whose national identification number is eight million two hundred fifty five thousand one hundred ninety seven dash two, whose address is in this city, on Agustinas Street number One thousand one hundred eighty, as Manager of the International Division of the Central Bank of Chile and, representing it as it will be evidenced, juridical person with the same address, hereafter the BANK Mr. WALTER JOSE DA SILVA, Brazilian, married, Business Manager, whose national identification number for foreigners is fourteen million seven hundred thirty eight thousand four dash six, representing as it will be evidenced, J.P. MORGAN CHASE BANK, a banking entity established in accordance with the laws of New York, United States of America, whose address is two hundred and seventy Park Avenue, nineteenth floor, New York, New York one zero zero one seven, United States of America, and for this purpose, their address being Mariano Sanchez Fontecilla Street three hundred and ten, ninth floor, in the commune of Las Condes, in the Metropolitan Region , hereafter the "BANKING ENTITY", and Mr. ________________ (nationality), (legal status), (profession), (national identification number)______________ (dash)_____ whose address is ___________________ street, (commune), (city), representing as it will be authenticated, DISTRIBUCION Y SERVICIO D&S S.A., a quoted company whose business is that which described by its own name, with the same address as previously mentioned, hereafter the "RECEIVING ENTITY", all of statutory age, who will authenticate their identity by means of the mentioned identification cards, hereby state that;


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FIRST. By means of public deed dated September thirty in the year nineteen hundred ninety seven, before the Public Notary of Santiago Mr. Ivan Torrealba Acevedo, a Covenant Chapter XXVI of Title I of the Compendium of International Exchange Regulations was entered into, hereafter called "THE COVENANT", by BANCO CENTRAL DE CHILE, MORGAN GUARANTY TRUST COMPANY OF NEW YORK, now J,P, MORGAN CHASE BANK, and DISTRIBUCION Y SERVICIO D&S S.A., whereupon MORGAN GUARANTY TRUST COMPANY OF NEW YORK now J.P. MORGAN CHASE BANK was authorized as a "BANKING FIRM" to deposit in this country approximately twenty five million dollars of the United States of America as capital, in accordance with Chapter XXVI as mentioned previously, an amount that was allocated for the subscription and payment of shares that correspond to an increase of capital of the "RECEIVING ENTITY".


SECOND. By means of this deed, all parties agree to amend the previously identified public deed, under the terms specified in the following third clause for which purpose the following antecedents have been taken into account a) Letters dated eleven and thirty one of may in the year two thousand and four, signed by the "RECEIVING ENTITY" and the "BANKING ENTITY", whereby they request the authorization to incorporate to the provisions of "THE COVENANT", the shares that are the result of the capital increase that has been approved during the Shareholder Meeting of the "RECEIVING ENTITY", that was held on the twelve of April in the year two thousand and four and the BANCO CENTRAL DE CHILE to concur to this amendment and amend "the Covenant", in order to leave on the record the amendments that are mentioned in the following Third Clause; b) Letter number...... of the Manager of the International Division of BANCO CENTRAL DE
CHILE dated............ in the year two thousand and four, by means of which the amendment of "The Covenant" was authorized, an amendment that shall be on record in a public deed.


THIRD. Based on the previous, by means of this act, the BANCO CENTRAL DE CHILE, J.P. MORGAN CHASE BANK and DISTRIBUCION Y SERVICIO D&S S.A., hereby give their consent to the amendment of "The Covenant" which is within the purview of the following:

i. the "RECEIVING ENTITY" has two hundred and fifty million cash shares available that are not yet subscribed nor paid, as a result of the increase of capital approved the twelve of April in the year two thousand and four at the Shareholders Meeting, as it is on record in the Public Document April Thirteen of this year; ii.) pursuant to that which has been stated in number thirteen dot one of Chapter XXVI, Title I of the Compendium of International Exchange Regulations in force on the eighteen of April in the year two thousand and one, the "RECEIVING ENTITY", may include in such terms, the shares that correspond to the increase of capital that upon exercising their preemptive rights, the securities holders or the transferee of the respective option may acquire through the BANKING FIRM, as long as their address is abroad and they are residents of a foreign country; iii) Furthermore, the parties hereto agree to apply to "The Covenant", the terms of Chapter XXVI of Title I of Regulations Compendium of International Exchange that is in

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force on the eighteen of April in the year two thousand and one. And finally, all parties state that "The Covenant" is maintained in force in everything that is not amended by the circumstances mentioned in the previous chapters.


RIGHT OF REPRESENTATION. The right of representation of Mr. ESTEBAN MAXIMILIANO JADRESIC MARINOVIC, in order to be able to represent the Banco Central de Chile is on record in the public document of the Agreement of his counsel number eight seven two dash zero two dash zero zero one one zero two dated second of November in the year two thousand. The right of representation of Mr. WALTER JOSE DA SILVA in order to be to represent the BANKING FIRM is on record in the public document dated fourteen of October in the year two thousand and two , issued at the Notary of Mr. Jose Musalem Saffie. The right of representation of Mr. _______________ in order to be able to represent the RECEIVNG ENTITY is on record in the public document of ____________ issued at the Notary of Santiago, of Mr. ______________. These rights or representation are not incorporated due to the fact that they are known by all parties or by the Notary that authorizes or upon his request. The document is signed after it has been read. I certify.


ESTEBAN MAXIMILIANO JADRESIC MARINOVIC
By power of Attorney
BANCO CENTRAL DE CHILE


WALTER JOSE DA SILVA
By Power of Attorney
J.P.MORGAN CHASE BANK


By Power of Attorney
DISTRIBUCION Y SERVICIO D&S S.A.